   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1997
                                                      REGISTRATION NO. 333-38491

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                         ----------------------------

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                         ----------------------------

                           HALTER MARINE GROUP, INC.
            (Exact name of registrant as specified in its charter)

           DELAWARE                                13085 INDUSTRIAL SEAWAY ROAD                           75-2656828
(State or other jurisdiction of                     GULFPORT, MISSISSIPPI 39503                        (I.R.S. Employer
 incorporation or organization)                           (601) 896-0029                              Identification No.)
                                          (Address, including zip code, and telephone number,
                                   including area code, of registrant's principal executive offices)

                         ----------------------------

                                 JOHN DANE III
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           HALTER MARINE GROUP, INC.
                         13085 INDUSTRIAL SEAWAY ROAD
                          GULFPORT, MISSISSIPPI 39503
                                (601) 896-0029
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                         ----------------------------

  Copies of all communications, including all communications to the agent for service, should be sent to:

       MAUREEN O'CONNOR SULLIVAN                          R. JAY TABOR
   VICE PRESIDENT AND GENERAL COUNSEL                 BAKER & BOTTS, L.L.P.
       HALTER MARINE GROUP, INC.                        2001 ROSS AVENUE
      13085 INDUSTRIAL SEAWAY ROAD                          SUITE 700
      GULFPORT, MISSISSIPPI 39503                      DALLAS, TEXAS 75201

             (601) 896-0029                              (214) 953-6500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  From time to time after the effective date of this Registration
Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         ----------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS

                           HALTER MARINE GROUP, INC.

                                 $185,000,000

              4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2004 AND
            SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF


  This Prospectus relates to the offering by certain securityholders (the "Selling Securityholders") of up to an aggregate of $185,000,000 of 4 1/2% Convertible Subordinated Notes due 2004 (the "Notes"), of Halter Marine Group, Inc., a Delaware corporation ("Halter" or the "Company"), and the 5,873,016 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), that are issuable upon conversion of the Notes (the "Shares" and together with the Notes, the "Securities") at a current conversion rate of
31.746 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $31.50 per share (the "Conversion Price")), subject to adjustment in certain events. The Notes are convertible at the option of the holders into shares of Common Stock at any time at or before maturity, unless previously redeemed or repurchased. The Notes were originally issued by the Company on September 15, 1997 in a private placement. The conversion rate and the Conversion Price set forth above reflect an adjustment to give effect to a three-for-two stock split effected pursuant to a stock dividend (the "Stock Split") declared by the Board of Directors of the Company on September 29, 1997, to the holders of record of Common Stock as of October 15, 1997. The Stock Split was effected on October 31, 1997.

  Interest on the Notes is payable semiannually in cash in arrears on March 15 and September 15 of each year, commencing on March 15, 1998. The Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after September 15, 2000, at the redemption prices set forth herein, plus all accrued and unpaid interest and liquidated damages, if any, to the date of redemption. The Company will be required to offer to purchase the Notes upon a Change of Control (as defined herein) at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. There can be no assurance that the Company will have available financial resources necessary to repurchase the Notes in such circumstances.

  The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein). In addition, the Notes are structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture (as defined herein) does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. At September 30, 1997, the Company had no amounts of Senior Indebtedness outstanding, but the Company's subsidiaries had approximately $29.7 million of indebtedness, trade payables and other accrued liabilities outstanding. In addition, at such date, the Company would have had available borrowing capacity of approximately $127 million (subject to customary borrowing conditions) under its prior senior credit facility (the "Old Credit Facility"). The Old Credit Facility was replaced by a new credit facility (the "New Credit Facility") as of October 31, 1997 which provides for borrowings of up to $150 million. Indebtedness under the New Credit Facility constitutes Senior Indebtedness.

  The Selling Securityholders may from time to time sell the Securities offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Notes is not subject to any underwriting agreement. The Company will not receive any of the proceeds from the sale of any of the Notes or the Shares offered by the Selling Securityholders hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the Securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

  On December 22, 1997, the closing sale price of the Common Stock on the American Stock Exchange (the "AMEX") (where it trades under the symbol "HLX") was $24 3/4 per share. The Notes have been approved for listing on the AMEX.


  SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.
                           ------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------


               The date of this Prospectus is December 29, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10016. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Securities and the Company, reference is made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS GENERALLY ARE ACCOMPANIED BY WORDS SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE" OR "EXPECT" OR SIMILAR STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE CORRECT. FACTORS THAT COULD CAUSE THE COMPANY'S RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM THE COMPANY'S GENERAL COUNSEL, 13085 INDUSTRIAL SEAWAY ROAD, GULFPORT, MISSISSIPPI 39503 WHOSE TELEPHONE NUMBER IS (601) 896-0029.

     The following documents filed with the SEC (File No. 1-12159) are incorporated by reference into this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

     2. The Company's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1997;


     3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

     4.  The Company's Current Report on Form 8-K filed July 31, 1997;

     5.  The Company's Current Report on Form 8-K/A filed July 31, 1997;

     6.  The Company's Current Report on Form 8-K filed August 14, 1997;

     7.  The Company's Current Report on Form 8-K filed August 27, 1997;

     8.  The Company's Current Report on Form 8-K filed September 10, 1997;

     9.  The Company's Current Report on Form 8-K filed September 16, 1997;

     10. The Company's Current Report on Form 8-K filed September 30, 1997;

     11. The Company's Current Report on Form 8-K filed October 7, 1997;

     12. The Company's Current Report on Form 8-K/A filed October 21,
         1997;

     13. The Company's Current Report on Form 8-K filed November 12, 1997;

     14. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; and

     15. The description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A/A filed with the Commission on September 25, 1996, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of filing of such documents.

     Any statement contained in this Prospectus or in documents incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Requests for such copies should be directed to the Company's General Counsel, 13085 Industrial Seaway Road, Gulfport, Mississippi 39503 whose telephone number is (601) 896-0029.

                                  THE COMPANY

     The Company is a leading provider of new construction, modification and repair services for ocean-going vessels and mobile offshore rigs used for oil and gas drilling and production and offshore construction. The Company is the seventh largest shipbuilder, and largest builder of small to medium sized ocean-going ships and barges and inland tow boats, in the United States. The Company, which has built more than 2,000 vessels in the past 40 years, specializes in the construction, repair and conversion of a wide variety of vessels for the commercial and governmental markets. The Company has recently entered the construction, modification and repair market for mobile offshore rigs as a result of its acquisition of Texas Drydock, Inc. ("TDI"), which was completed in May 1997.

     The Company has 20 shipyards (including one that is idle but that is scheduled to be reopened) which are strategically located along the Gulf Coast from Texas to Florida. The Company's multiple shipyards employ advanced manufacturing techniques, including modular construction and zone outfitting methods, and provide the Company significant flexibility and efficiency in manufacturing a wide variety of vessels. The Company believes that these factors, together with its large and experienced engineering team and work force, make the Company one of the most versatile and cost-efficient shipbuilders in the United States.

     Prior to September 1996, the Company was a wholly owned subsidiary of Trinity Industries, Inc. ("Trinity"). On September 26, 1996, the Company completed an initial public offering (the "IPO") of Common Stock pursuant to which approximately 18.7% of the Common Stock, after the exercise of the underwriters' overallotment option, was sold to the public. On March 31, 1997, Trinity distributed to its stockholders, in a tax-free transaction (the "Trinity Distribution"), all of the Common Stock held by Trinity (approximately 81.3% of the Common Stock). In connection with the IPO and the Trinity Distribution (collectively, the "Separation from Trinity"), the Company and Trinity entered into various agreements for the purpose of establishing the terms governing their on-going arrangements and relationships after the IPO.

     The Company's corporate offices are located at 13085 Industrial Seaway Road, Gulfport, Mississippi 39503, and its telephone number at such offices is
(601) 896-0029.

                                 RISK FACTORS

     Prospective investors should carefully consider and evaluate the following factors, together with the information and financial data set forth elsewhere in this Prospectus, before making an investment in the Securities.


RISKS ASSOCIATED WITH LEVERAGE

     The Company's recent acquisitions have significantly increased the Company's leverage. At September 30, 1997, the Company had (i) total long-term indebtedness of $188.7 million, of which $185 million is represented by the Notes, (ii) stockholders' equity of $106.5 million and (iii) available borrowing capacity of approximately $127 million (subject to customary borrowing conditions) under the Company's Old Credit Facility. The Old Credit Facility was replaced by the New Credit Facility as of October 31, 1997, which provides for borrowings of up to $150 million. In addition, the Indenture does not restrict the incurrence of additional indebtedness by the Company or its subsidiaries. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (i) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (ii) a substantial portion of the Company's cash flows from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (iii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business or in economic conditions; and (iv) the Company's level of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control, as well as the availability of revolving credit borrowings under the New Credit Facility. The Company anticipates that its net cash provided by operating activities, together with the balance of the net proceeds from the sale of the Notes, funds available under the New Credit Facility and the potential issuance of industrial revenue bonds, will be sufficient to meet its operating expenses, and working capital, capital expenditures and debt service requirements, through at least fiscal 1999. However, if the Company is unable to service its debt, it will be forced to pursue one or more alternative strategies such as selling assets, curtailing any expansion, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on terms satisfactory to the Company, if at all.


DEPENDENCE ON CONDITIONS IN THE OFFSHORE OIL AND GAS DRILLING INDUSTRY

     A significant portion of the Company's current contracts relate to the construction of offshore support vessels and the construction, repair and conversion of mobile offshore rigs. Customer demand for offshore support vessels and mobile offshore rigs is dependent on, among other things, the level of activity in offshore oil and gas exploration, development and production, particularly in the Gulf of Mexico where many of the offshore support vessels manufactured by the Company and the substantial majority of the mobile offshore rigs modified or repaired by the Company have been put into service. The level of activity in offshore oil and gas exploration, development and production is affected by such factors as prevailing oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the sale and expiration dates of available offshore leases, the discovery rate of new oil and gas reserves in offshore areas, local and international political and economic conditions, technological advances and the ability of oil and gas companies to generate or otherwise obtain funds for capital expenditures. Although the Company believes there will be an increase in demand for offshore support vessels and mobile offshore rigs, the Company cannot predict future levels of activity in offshore oil and gas exploration, development and production.

RISKS ASSOCIATED WITH CONTRACTUAL PRICING IN THE SHIPBUILDING AND MOBILE OFFSHORE RIG INDUSTRY

     Most of the contracts entered into by the Company, whether commercial or governmental, are fixed-price contracts under which the Company retains all cost savings on completed contracts but is also liable for the full amount of all cost overruns. The Company attempts to cover anticipated increased costs of labor and materials through an estimation of such costs, which is reflected in the original price. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of many factors, including changes in job conditions and variations in labor and equipment productivity over the term of the contract.

These variations and the risks generally inherent in the shipbuilding and mobile offshore rig industry may result in gross profits realized by the Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of the project, these variations from estimated contract performance could have a significant effect on the Company's operating results for any particular fiscal quarter or year.

     Many of the Company's contracts contain provisions requiring the payment by the Company of liquidated damages in the event that the Company fails to meet specified performance deadlines. There can be no assurance that the Company will not be required to make payments to customers under such liquidated damages provisions or that the requirement to make such payments will not have a material adverse effect on the Company's operating results.

     In addition, the Company uses the percentage of completion method to account for its contracts in process. Under this method, revenue from construction contracts are measured by the percentage of labor hours incurred as compared to estimated total labor hours for each contract. The timing of recognition of revenue and expenses for financial reporting purposes may differ materially from the timing of actual cash flows from contract payments received and expenses paid. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. To the extent that such provisions result in a loss or a reduction or elimination of previously reported profits with respect to a project, the Company would recognize a charge against current earnings, which could be material.


DEPENDENCE ON MANAGEMENT

     The Company believes that its success to date is attributable to, and its future performance will depend to a significant extent upon, the efforts and abilities of John Dane III, the Company's Chairman, President and Chief Executive Officer and its other current executive officers. The Company does not have employment agreements with any of its executive officers. However, John Dane III has entered into a noncompetition agreement with the Company. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company.


LIMITATION ON AVAILABILITY OF TRAINED SHIPYARD WORKERS

     Shipyards located in certain portions of southern Louisiana, including the Company's Lockport, Louisiana facility, are experiencing severe shortages of skilled shipyard labor as a result of recent labor demands brought about by increases in offshore drilling activities, the construction of offshore drilling rigs and crewing of offshore vessels. This labor shortage has resulted in increased costs of labor, and limitations on production capacity, for shipyards in such portions of southern Louisiana, including the Company's Lockport facility. While the Company's other shipyards are not currently experiencing severe labor shortages, these shipyards are faced with limitations on the availability of skilled labor that could limit the Company's ability to increase production to the extent the Company might otherwise desire. No assurances can be given regarding whether severe shortages will be experienced at these shipyards in the future.


MATTERS RELATING TO SEPARATION FROM TRINITY

     Prior to the IPO, which was completed on September 26, 1996, the Company operated as a wholly owned subsidiary of Trinity and from time to time relied upon Trinity to provide credit and other financial support, services and assistance. As a result, the Company has a limited independent operating history. In addition, in connection with the Separation from Trinity, the Company entered into various agreements with Trinity for the purpose of establishing the terms governing their on-going arrangements and relationships. The terms of such agreements were negotiated between affiliated parties, do not reflect arms'-length dealings and may not be as favorable to the Company as terms that would be available in similar agreements with unrelated third parties. Such agreements provide, among other things, for certain prohibitions on the ability of the Company to compete in Trinity's businesses.

     Trinity obtained a private letter ruling from the Internal Revenue Service (the "IRS") to the effect that the Trinity Distribution would be treated as a tax-free transaction. The agreements entered into between the Company and Trinity in connection with the Separation from Trinity provide that the Company will not take actions which could jeopardize the tax-free status of the Trinity Distribution and that the Company will indemnify Trinity for any damages resulting from actions by the Company that have the effect of destroying the tax-free status of the Trinity Distribution.

If the tax-free status of the Trinity Distribution were destroyed as a result of actions taken by the Company, such indemnification obligation would have a material adverse effect on the Company. The Company has obtained an opinion from a nationally recognized accounting firm to the effect that the sale of the Notes and the issuance of Common Stock upon conversion of the Notes will not affect the tax-free status of the Trinity Distribution. Such opinion is not binding on the IRS.


HIGHLY COMPETITIVE INDUSTRY

     The shipbuilding and mobile offshore rig industry is highly competitive. During the 1990's, the U.S. shipbuilding industry has been characterized by substantial excess capacity because of the significant decline in U.S. Navy shipbuilding spending and the difficulties experienced by U.S. shipbuilders in competing successfully for international commercial projects against foreign shipyards, many of which are heavily subsidized by their governments. As a result of these factors, competition by U.S. shipbuilders for domestic commercial projects has increased significantly. Such increased competition has resulted in substantial pressure on pricing and profit margins.

     Contracts for the construction of vessels, and for the construction, conversion and repair of mobile offshore rigs, are usually awarded on a competitive bid basis. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputation, price competition is currently a primary factor in determining which qualified bidder is awarded a contract.

     Private U.S. shipbuilders generally fall into two categories: (i) the six largest shipbuilders capable of building large scale vessels for the U.S. Navy and (ii) other shipyards that build small to medium sized vessels for governmental and commercial markets. Each of the six largest shipbuilders is substantially larger than the Company. The Company does not compete for U.S. Navy large vessel construction projects. The Company competes for U.S. government shipbuilding contracts on small to medium sized vessels principally with approximately six to 12 U.S. shipbuilders, which may include one or more of the six largest shipbuilders. The Company competes for domestic commercial shipbuilding contracts principally with approximately ten to 15 U.S. shipbuilders. The number and identity of competitors on particular projects vary greatly, depending on the type of vessel and size of project. The Company competes for mobile offshore rig construction, conversion and repair contracts principally with two major U.S. competitors.

     In connection with the Separation from Trinity, the Company entered into an agreement with Trinity that prohibits the Company, for a period of four years after completion of the IPO (which period will be extended under certain circumstances), from engaging in any and all businesses and operations conducted prior to the date of the IPO by Trinity or any of its subsidiaries other than the Company Businesses (as defined herein), which include the construction and repair of inland hopper barges and inland tank barges. Under the terms of this agreement, the four-year noncompetition period is extended for a period of time equal to any period during which the Company is constructing inland hopper barges under an arrangement with Trinity. Under special arrangements with Trinity, the Company has built a limited number of such vessels. Revenue related to this business were $13.3 million, $26.2 million and $19.9 million for fiscal years 1995, 1996 and 1997, respectively. Because the Company has continuously been constructing such barges under an arrangement with Trinity since the IPO, the four-year noncompetition period has not yet begun to run. "Company Businesses" means the business and operations conducted prior to the date of the IPO by Trinity and certain of its subsidiaries that consist of (i) the construction, repair and conversion of ocean-going and inland vessels (other than inland hopper barges and inland tank barges and the construction of accessories for such barges) and (ii) the production of any component of or accessory to any ocean-going or inland vessel being constructed by the Company or any of its subsidiaries.


OPERATING RISKS

     The Company's activities involve the fabrication and refurbishment of large steel structures, the operation of cranes and other heavy machinery and other operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. The failure of the structure of a vessel or mobile offshore rig after it leaves the Company's shipyard can result in similar injuries and damages. Litigation arising from any such occurrences may result in the Company being named as a defendant in lawsuits asserting large claims. In addition, due to their proximity to the Gulf of Mexico, the Company's facilities are subject to the possibility of physical damage caused by hurricanes or flooding. Although the Company maintains such insurance protection as it considers economically prudent, there can be no assurance that any such insurance will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. A successful claim for which the Company is not fully insured could have a material adverse effect on the Company.


LEGISLATIVE PROPOSALS TO MODIFY PROVISIONS OF JONES ACT

     Pursuant to the requirements of the Merchant Marine Act of 1920 (the "Jones Act"), all vessels transporting products between U.S. ports must be constructed in U.S. shipyards, owned and crewed by U.S. citizens and registered under U.S. law. Many customers elect to have vessels constructed at U.S. shipyards, even if such vessels are intended for international use, in order to maintain flexibility to use such vessels in the U.S. coastwise trade in the future. The Company believes that substantially all of its revenue from U.S. commercial shipbuilding contracts (which represented 41.1% of the Company's total revenue for fiscal 1997) results from the sale of vessels capable of being used for U.S. coastwise trade. In 1997, proposed legislation was introduced in Congress to modify the provisions of the Jones Act to eliminate the requirement that ships be constructed in the United States for U.S. coastwise trade. Similar bills seeking to rescind or substantially modify the Jones Act and eliminate or adversely affect the competitive advantages it affords to U.S. shipbuilders have been introduced in Congress from time to time and are expected to be introduced in the future. Although management believes it is unlikely that the Jones Act requirements will be rescinded or materially modified in the foreseeable future, there can be no assurance that this will not occur. Many foreign shipyards are heavily subsidized by their governments and, as a result, there can be no assurance that the Company would be able to effectively compete with such shipyards if they were permitted to construct vessels for use in the U.S. coastwise trade. The repeal of the Jones Act, or any amendment of the Jones Act that would eliminate or adversely affect the competitive advantages provided to U.S. shipbuilders, could have a material adverse effect on the Company's business, financial condition and results of operations.


DEPENDENCE ON GOVERNMENT CONTRACTS

     The Company builds vessels for the U.S. Navy, foreign nations and state and local governments. Revenue derived from government customers accounted for approximately 53% of the Company's total revenue in fiscal 1997. There can be no assurance that the Company will be successful in obtaining new government contracts, many of which are subject to strict competitive bidding requirements. Purchases of vessels by governments, including the U.S. Government, generally are subject to the uncertainties inherent in their respective budgeting and appropriations processes, which are affected by political events over which the Company has no control. Revenue derived from commercial (including energy) and government customers accounted for approximately 61% and 34%, respectively, of the Company's total revenue for the six months ended September 30, 1997.

     Revenue derived from the construction of U.S. Navy vessels accounted for approximately 37.4% of the Company's total revenue in fiscal 1997. With the end of the Cold War and the pressure of domestic budget constraints, overall U.S. Navy spending for new vessel construction has declined significantly since 1991. U.S. Navy shipbuilding is expected to continue to decline during the remainder of the decade. Although the Company believes that the small to medium sized U.S. Navy vessels for which it competes are less likely to be cut back and, in some cases, do not require specific Congressional appropriations, the Company generally expects revenue and gross profit attributable to its current and any future U.S. Navy contracts to decline over the next several years. Such decreases, if not offset by increased revenue and profit from contracts with other customers, could have a material adverse effect on the Company's business, financial condition and results of operations.


IMPACT OF ENVIRONMENTAL LAWS

     The Company is subject to extensive and changing federal, state and local laws (including common law) and regulations designed to protect the environment ("Environmental Laws"). The Company from time to time is involved in administrative and other proceedings under Environmental Laws involving its operations and facilities. Environmental Laws could impose liability for remediation costs or result in civil or criminal penalties in cases of non-compliance. Compliance with Environmental Laws increases the Company's costs of doing business. Additionally, Environmental Laws have been subject to frequent change; therefore, the Company is unable to predict the future costs or other future impact of Environmental Laws on its operations. There can be no assurance that the Company will not incur material liability related to the Company's operations and properties under Environmental Laws.

SUBORDINATION OF NOTES

     The Notes are subordinated in right of payment to all existing and future Senior Indebtedness, and are structurally subordinated to all liabilities (including trade payables) of the Company's subsidiaries. The Indenture does not restrict the incurrence of Senior Indebtedness or other indebtedness by the Company or its subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. As of September 30, 1997, the Company had no amounts of Senior Indebtedness outstanding, but the Company's subsidiaries had approximately $29.7 million of indebtedness, trade payables and other accrued liabilities outstanding. In addition, at such date, the Company had available borrowing capacity of approximately $127 million (subject to customary borrowing conditions) under the Old Credit Facility. The New Credit Facility, which replaced the Old Credit Facility provides for borrowings of up to $150 million. Indebtedness under the New Credit Facility constitutes Senior Indebtedness. See "Description of Notes--Subordination."



SHARES AVAILABLE FOR FUTURE SALE

     As of December 19, 1997, there were 28,516,561 shares of Common Stock issued and outstanding. The Company maintains a shelf registration statement to cover resales of 835,484 shares of Common Stock by the selling stockholders described therein, which were issued as "restricted securities" within the meaning of Rule 144 under the Securities Act in connection with certain acquisitions.

     In addition, the Company maintains a shelf registration statement for the Notes and the Common Stock issuable upon conversion of the Notes in which this Prospectus is included. An aggregate of 5,873,016 shares of Common Stock are currently reserved for issuance upon conversion of the Notes.

     An aggregate of 3,591,400 shares of Common Stock are currently reserved for issuance pursuant to the Company's Amended and Restated 1996 Stock Option and Incentive Plan (the "Stock Option and Incentive Plan"). As of December 19, 1997, there were 2,783,900 shares of Common Stock issuable upon the exercise of options granted under the Stock Option and Incentive Plan, 66,900 of which were immediately exercisable. The Company has registered all shares of Common Stock issuable under its Stock Option and Incentive Plan pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission.


POSSIBLE VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be subject to significant fluctuations in response to the Company's operating results, changes in earnings estimated by securities analysts or the Company's ability to meet those estimates, publicity regarding the shipbuilding and mobile offshore rig industry and other factors, some of which may be beyond the Company's control. There can be no assurance that the market price of the Common Stock will not decline below the price at which the shares of the Common Stock are currently being traded.
In addition, the stock markets have from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the Common Stock.


LIMITATIONS ON REPURCHASE OF NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to purchase the Notes. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. In addition, the Company's repurchase of the Notes as a result of a Change of Control will be prohibited by the terms of the New Credit Facility and may be prohibited or limited by, or create an event of default under, the terms of other agreements related to borrowings which the Company may enter into from time to time. Failure of the Company to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of Notes--Repurchase of Notes at the Option of the Holder Upon a Change of Control."

FACTORS AFFECTING TRADING PRICES OF NOTES


     The Notes have been approved for listing on the AMEX. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the Common Stock price and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.


CERTAIN ANTI-TAKEOVER EFFECTS

     The Restated Certificate of Incorporation of the Company (the "Certificate"), the Bylaws of the Company (the "Bylaws"), the Company's Preferred Stock Purchase Rights (the "Rights") and applicable provisions of the Delaware General Corporation Law (the "DGCL"), contain various provisions that may hinder, delay or prevent the acquisition of control of the Company without the approval of the Board of Directors of the Company. Certain provisions of the Certificate and the Bylaws, among other things, (i) authorize the issuance of "blank check" preferred stock, (ii) divide the Board of Directors of the Company into three classes, the members of which serve for three-year terms,
(iii) establish advance notice requirements for director nominations and stockholder proposals to be considered at annual meetings and (iv) prohibit stockholder action by written consent. In addition, the Company has entered into a Stockholder Rights Agreement with The Bank of New York, as rights agent, pursuant to which each share of Common Stock has attached one Right which will initially trade together with such share. The Rights would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved in advance by the Board of Directors of the Company. In addition,
Section 203 of the DGCL imposes certain restrictions on mergers and other business combinations between the Company and any holder of 15% or more of the Common Stock.


DIVIDEND POLICY

     The Company has not paid, and does not anticipate paying in the foreseeable future any cash dividends on the Common Stock. In addition, the New Credit Facility restricts the payment of dividends.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                              SIX MONTHS ENDED
           YEARS ENDED MARCH 31,                SEPTEMBER 30,
-----------------------------------------   -------------------

                                PRO FORMA              PROFORMA
1993   1994   1995  1996  1997    1997     1996  1997    1997
-----  -----  ----  ----  ----  ---------  ----  ----  --------
16.6x  17.7x  7.7x  7.3x  9.2x    3.3x     5.2x  6.9x    4.5x


     For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges. Fixed charges consist of interest expenses on all indebtedness and amortization of deferred financing costs. The pro forma information for the year ended March 31, 1997 gives effect to (i) the acquisition of TDI by the Company and (ii) the initial sale of the Notes and the use of the net proceeds therefrom as if these transactions had occurred on April 1, 1996. The pro forma information for the six months ended September 30, 1997 gives effect to the initial sale of the Notes and the use of the net proceeds therefrom as if these transactions had occurred on April 1, 1996.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from any resales of the Notes or the Shares by the Selling Securityholders pursuant to this Prospectus. See "Selling Securityholders" for a list of those persons and entities receiving the proceeds from the sales of the Notes or the Shares.

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus.

                                         PRINCIPAL       PRINCIPAL        COMMON STOCK
                                         AMOUNT OF    AMOUNT OF NOTES     OWNED PRIOR         COMMON STOCK
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED   OFFERED HEREBY    TO OFFERING (1)    OFFERED HEREBY (2)
    ------------------------------      ------------  ---------------  ------------------  ------------------
Argent Classic Convertible
Arbitrage Fund, L.P....................   $2,000,000       $2,000,000          63,492                 63,492

Argent Classic Convertible
Arbitrage Fund (Bermuda), Ltd..........   $4,500,000       $4,500,000         142,857                142,857

Carrigaholt Capital (Bermuda) L.P......     $750,000         $750,000          23,809                 23,809

The Class 1C Company, Ltd..............     $750,000         $750,000          23,809                 23,809

McMahan Securities Co. L.P.............   $1,172,000       $1,172,000          37,206                 37,206

LLT Limited............................     $250,000         $250,000           7,936                  7,936

Public Employees' Retirement
Association of Colorado................     $750,000         $750,000          46,106                 23,809

Paloma Securities L.L.C................   $1,750,000       $1,750,000          70,905                 55,555

Silverton International Fund
Limited................................     $500,000         $500,000          15,873                 15,873

OCM Convertible Trust..................   $3,165,000       $3,165,000         100,476                100,476

OCM Convertible Limited
Partnership............................     $150,000         $150,000           4,761                  4,761

Delta Air Lines Master Trust...........   $1,590,000       $1,590,000          50,476                 50,476

State Employees' Retirement Fund
of the State of Delaware...............     $690,000         $690,000          21,904                 21,904

State of Connecticut Combined
Investment Funds.......................   $2,260,000       $2,260,000          71,746                 71,746

Vanguard Convertible Securities
Fund, Inc..............................   $1,670,000       $1,670,000          53,015                 53,015

Hughes Aircraft Company Master
Retirement Trust.......................     $875,000         $875,000          27,777                 27,777

Partner Reinsurance Company Ltd........     $230,000         $230,000           7,301                  7,301

Chrysler Corporation Master
Retirement Trust.......................   $1,950,000       $1,950,000          61,904                 61,904

                                         PRINCIPAL       PRINCIPAL        COMMON STOCK
                                         AMOUNT OF    AMOUNT OF NOTES     OWNED PRIOR         COMMON STOCK
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED   OFFERED HEREBY    TO OFFERING (1)    OFFERED HEREBY (2)
    ------------------------------      ------------  ---------------  ------------------  ------------------
Combined Insurance
Company of America.....................     $670,000         $670,000          21,269                 21,269

TQA Arbitrage Fund L.P.................     $250,000         $250,000           7,936                  7,936

TQA Leverage Fund L.P..................     $250,000         $250,000           7,936                  7,936

TQA Vantage Fund Ltd...................     $500,000         $500,000          15,873                 15,873

TQA Vantage Plus Fund Ltd..............     $250,000         $250,000           7,936                  7,936

Alexandra Global Investment Fund
1, Ltd(3)..............................   $2,850,000       $2,850,000          90,476                 90,476

The Kettering Medical Center
 Funded Depreciation Account(4)........     $125,000         $125,000           3,968                  3,968

RJR Nabisco, Inc.  Defined Benefit
Master Trust(4)........................     $700,000         $700,000          22,222                 22,222

Delta Airlines Master Trust(4).........   $1,700,000       $1,700,000          53,968                 53,968

Calamos Convertible Fund
Calamos Investment Trust(5)............     $230,000         $230,000           7,301                  7,301

Port Authority of Allegheny
County Retirement and Disability
Allowance Plan for the Employees
Represented by Local 85 of the
Amalgamated Transit Union(4)...........     $800,000         $800,000          25,396                 25,396

Champion International Corp.
Master Retirement Trust(4).............     $700,000         $700,000          22,222                 22,222

Calamos Growth and Income Fund
Calamos Investment Trust (5)...........     $230,000         $230,000           7,301                  7,301

The Dow Chemical Company
Employees' Retirement Plan(4)..........   $1,250,000       $1,250,000          39,682                 39,682

Unifi, Inc.  Profit Sharing Plan &
Trust(4)...............................     $255,000         $255,000           8,095                  8,095

Deeprock & Co..........................     $500,000         $500,000          15,873                 15,873

Bank of America Pension Plan...........   $2,000,000       $2,000,000          63,492                 63,492

Arkansas PERS..........................   $1,310,000       $1,310,000          41,587                 41,587

ICI American Holdings..................     $455,000         $455,000          14,444                 14,444

ZENECA Holdings........................     $455,000         $455,000          14,444                 14,444

Delaware PERS..........................   $1,125,000       $1,125,000          35,714                 35,714

PRIM Board.............................   $1,765,000       $1,765,000          56,031                 56,031

Starvest Discretionary.................     $415,000         $415,000          13,174                 13,174

State of Oregon/SAIF Corporation.......   $3,500,000       $3,500,000         111,111                111,111

                                         PRINCIPAL       PRINCIPAL        COMMON STOCK
                                         AMOUNT OF    AMOUNT OF NOTES     OWNED PRIOR         COMMON STOCK
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED   OFFERED HEREBY    TO OFFERING (1)    OFFERED HEREBY (2)
    ------------------------------      ------------  ---------------  ------------------  ------------------

State of Oregon Equity.................   $5,000,000       $5,000,000         158,730                158,730

Valley Insurance Company...............     $100,000         $100,000           3,174                  3,174

Nalco Chemical Co. Retirement..........     $225,000         $225,000           7,142                  7,142

Kapiolani Medical Center...............     $165,000         $165,000           5,238                  5,238

Hawaiian Airlines Pension Plan for
Salaried Employees.....................      $20,000          $20,000             634                    634

Retirement Plan for Pilots of
Hawaiian Airlines......................     $115,000         $115,000           3,650                  3,650

Hawaiian Airlines Pension Plan -
IAM....................................      $75,000          $75,000           2,380                  2,380

United National Insurance(6)...........      $65,000          $65,000           2,063                  2,063

Lincoln National Convertible
Securities Fund(6).....................   $1,445,000       $1,445,000          45,873                 45,873

Weirton Trust(6).......................     $435,000         $435,000          13,809                 13,809

Walker Art Center(6)...................     $170,000         $170,000           5,396                  5,396

Bancroft Convertible Fund, Inc.........     $375,000         $375,000          11,904                 11,904

Ellsworth Convertible Growth and
Income Fund, Inc.......................     $375,000         $375,000          11,904                 11,904

Investments, L.P.......................   $3,000,000       $3,000,000          95,238                 95,238

Investments, LDC.......................   $1,000,000       $1,000,000          31,746                 31,746

Allstate Insurance Company.............   $1,500,000       $1,500,000          67,269(7)              47,619

Orrington Investments Limited
Partnership............................     $650,000         $650,000          20,634                 20,634

Orrington International Fund LTD.......     $350,000         $350,000          11,111                 11,111

LDG, Limited (8).......................     $500,000         $500,000          15,873                 15,873

Forest Fulcrum Fund, L.P...............   $4,725,000       $4,725,000         150,000                150,000

Forest Global Convert Fund Series
A5.....................................   $4,175,000       $4,175,000         132,539                132,539

Forest Global Performance Fund
Series B1..............................     $100,000         $100,000           3,174                  3,174

Forest Global Performance Fund
Series B2..............................      $75,000          $75,000           2,380                  2,380

Forest Global Performance Fund
Series B3..............................      $75,000          $75,000           2,380                  2,380

                                         PRINCIPAL       PRINCIPAL        COMMON STOCK
                                         AMOUNT OF    AMOUNT OF NOTES     OWNED PRIOR         COMMON STOCK
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED   OFFERED HEREBY    TO OFFERING (1)    OFFERED HEREBY (2)
    ------------------------------      ------------  ---------------  ------------------  ------------------

Forest Global Performance Fund
Series B5..............................     $125,000         $125,000           3,968                  3,968

Forest Performance Fund................      $75,000          $75,000           2,380                  2,380

Forest Performance Greyhound...........     $125,000         $125,000           3,968                  3,968

Fox Family Foundation..................      $75,000          $75,000           2,380                  2,380

Fox Family Portfolio...................     $200,000         $200,000           6,349                  6,349

Chase Securities, Inc..................   $1,000,000       $1,000,000          31,746                 31,746

Provident Life and Accident
Insurance Company......................   $1,250,000       $1,250,000          39,682                 39,682

Highmark Convertible Securities
Fund...................................     $300,000         $300,000           9,523                  9,523

Donaldson, Lufkin & Jenrette
Securities Corporation.................   $9,200,000       $9,200,000         292,063                292,063

Bank of Tokyo-Mitsubishi Trust
Co. as TTEE for Convertible Bond
Fund Trust, Collective Trust...........     $100,000         $100,000           3,174                  3,174

San Diego County Convertible...........   $1,470,000       $1,470,000          46,666                 46,666

Dunham & Associates Fund III...........       $8,000           $8,000             253                    253

San Diego City Retirement..............     $348,000         $348,000          11,047                 11,047

Dunham & Associates Fund II............      $17,000          $17,000             539                    539

Boston Museum of Fine Art..............      $46,000          $46,000           1,460                  1,460

Nicholas-Applegate Income &
Growth Fund............................   $1,451,000       $1,451,000          46,063                 46,063

Baptist Health.........................     $111,000         $111,000           3,523                  3,523

SBC Warburg Dillon Read Inc............   $5,800,000       $5,800,000         184,126                184,126

Swiss Bank Corporation-London
Branch.................................   $4,000,000       $4,000,000         126,984                126,984

Wake Forest University.................     $273,000         $273,000           8,666                  8,666

Engineers Joint Pension Fund...........     $174,000         $174,000           5,523                  5,523

Federated Equity Funds, on behalf
of its Federated Capital
Appreciation Fund(9)...................     $300,000         $300,000           9,523                  9,523

Massachusetts Mutual Life
Insurance Company(10)..................   $1,200,000       $1,200,000          38,095                 38,095

                                         PRINCIPAL       PRINCIPAL        COMMON STOCK
                                         AMOUNT OF    AMOUNT OF NOTES     OWNED PRIOR         COMMON STOCK
    NAME OF SELLING SECURITYHOLDER      NOTES OWNED   OFFERED HEREBY    TO OFFERING (1)    OFFERED HEREBY (2)
    ------------------------------      ------------  ---------------  ------------------  ------------------

MassMutual Participation
Investors(11)..........................      $75,000          $75,000           2,380                  2,380

MassMutual Corporate
Investors(11)..........................     $150,000         $150,000           4,761                  4,761

MassMutual Corporate Value
Partners Limited(11)(12)...............     $300,000         $300,000           9,523                  9,523

MassMutual High Yield Partners
LLC(11)(12)............................     $375,000         $375,000          11,904                 11,904

Highbridge International,
LDC(13)................................   $5,000,000       $5,000,000          15,873                 15,873

CFW-C, L.P.............................  $11,000,000      $11,000,000         349,206                349,206
                                        ------------     ------------       ---------              ---------
Subtotal............................... $116,550,000     $116,550,000       3,614,393              3,557,096

Unnamed holders of Notes or any
future transferees, pledges, donees
or successors of or from any such
unnamed holders (14)...................  $68,450,000      $68,450,000       2,258,623(15)          2,315,920
                                        ------------     ------------       ---------              ---------
Total.................................. $185,000,000     $185,000,000       5,873,016              5,873,016
                                        ============     ============       =========              =========

---------------------------

(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the Conversion Price and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.


(3) Although Alexandra Investment Management Ltd. may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or direct the disposition of such securities and its sole or shared power to vote or to direct the vote of such securities, it disclaims beneficial ownership with respect to such securities.

(4) Although Calamos Asset Management, Inc. may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities, it disclaims beneficial ownership with respect to such securities.

(5) Calamos Asset Management, Inc. may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities.

(6) Although Lynch & Mayer may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities, it disclaims beneficial ownership with respect to such securities.

(7) Does not include 7,800 shares of Common Stock beneficially held by certain qualified benefit plans maintained for the benefit of certain employees of the Selling Securityholder, as to which such Selling Securityholder disclaims beneficial ownership.

(8) TQA Investors L.L.C. may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or direct the disposition of such securities.

(9) Although Federated Investors Management Company may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities and its sole or shared power to vote or direct the vote of such securities, it disclaims beneficial ownership with respect to such securities.

(10) Does not include $300,000 principal amount of Notes held by MassMutual Corporate Value Partners or $375,000 principal amount of Notes held by MassMutual High Yield Partners LLC (or the shares available upon conversion of such principal amount of Notes). In addition, the $140,000 principal amount of Notes held by CM Converts Fund ("CM Converts Fund") (or the shares available upon conversion of such principal amount of Notes) and the 34,360 shares of Common Stock held by CM Small Mid Cap Fund ("CM Small Midcap Fund"), each a separate investment account of the Selling Securityholder, is not included.

(11) Massachusetts Mutual Life Insurance Company ("MassMutual") serves as investment adviser to MassMutual Corporate Investors, MassMutual Participation Investors, MassMutual Corporate Value Partners Limited and MassMutual High Yield Partners LLC.

(12) Does not include $1,200,000 principal amount of Notes held by MassMutual and $140,000 principal amount of Notes held by CM Converts Fund, or the shares available upon conversion of such principal amount of Notes. Does not include 34,360 shares of Common Stock held by CM Small Midcap Fund.

(13) Highbridge Capital Management, Inc. may be deemed to beneficially own such securities as a result of its sole or shared power to vote or to direct the vote of such securities and its sole or shared power to dispose or to direct the disposition of such securities.

(14) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement (as defined herein).

(15) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the Conversion Price.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     Only Selling Securityholders identified above who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement may sell such Notes and Common Stock pursuant to this Prospectus. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

     The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

                              DESCRIPTION OF NOTES

     Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture") dated as of September 15, 1997, by and between the Company and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The following summary of the Notes, the Indenture and the Registration Rights Agreement dated as of September 15, 1997 among the Company and the Initial Purchasers (the "Registration Rights Agreement") does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all of the provisions of the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms. The Indenture and the Registration Rights Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture or the Registration Rights Agreement, as appropriate. As used in this section, the "Company" refers to Halter Marine Group, Inc., exclusive of its Subsidiaries. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is part thereof) or the Registration Rights Agreement are referred to in this summary, such provisions or defined terms are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below.


GENERAL

     The Notes are general, unsecured obligations of the Company, limited in aggregate principal amount to $185,000,000. The Notes are subordinated in right of payment to all Senior Indebtedness, as described under "--Subordination" below. The Notes have been issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

     The Notes will mature on September 15, 2004. The Notes bear interest at the rate per annum stated on the cover page of this Prospectus from September 15, 1997, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing March 15, 1998, to the persons in whose names such Notes are registered at the close of business on the March 1 and September 1 immediately preceding such Interest Payment Date. Principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes will be payable, the Notes will be convertible and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

     At the option of the Company, payment of interest and liquidated damages may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located in New York City.

     The Indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of the Company or the incurrence of Indebtedness or Senior Indebtedness. The Indenture contains no covenants or other provisions to afford protection to Holders of Notes in the event of a highly leveraged transaction or a change of control of the Company, except to the limited extent described under "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" below.


CONVERSION RIGHTS

     Each Holder of Notes has the right at any time prior to the close of business on the Stated Maturity of the Notes, unless previously redeemed or repurchased, at the Holder's option, to convert any portion of the principal amount thereof that is $1,000 or an integral multiple thereof into shares of Common Stock at the Conversion Price set forth on the cover page of this Prospectus (subject to adjustment as described below). The right to convert a Note called for redemption or delivered for repurchase and not withdrawn will terminate at the close of business on the Business Day immediately prior to the Redemption Date or Repurchase Date for such Note, unless the Company subsequently fails to pay the applicable Redemption Price or Repurchase Price, as the case may be.

     In the case of any Note that has been converted into Common Stock after any Record Date, but on or before the next Interest Payment Date, interest, the stated due date of which is on such Interest Payment Date, shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the Holder of such Note who is a Holder on such Record Date. Any Note converted after any Record Date but before the next Interest Payment Date (other than Notes called for redemption) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion; provided no such payment shall be required with respect to interest payable on September 15, 2000. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market price of Common Stock (determined in accordance with the Indenture) at the close of business on the day of conversion. As a result of the foregoing provisions, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, except for Notes that are called for redemption.

     The Conversion Price is subject to adjustment in certain events, including
(a) any payment of a dividend (or other distribution) payable in Common Stock on any class of Capital Stock of the Company, (b) any issuance to all or substantially all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price of Common Stock (determined in accordance with the Indenture); provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur, (c) certain subdivisions, combinations or reclassifications of Common Stock, (d) any distribution to all or substantially all holders of Common Stock of evidences of indebtedness, shares of Capital Stock other than Common Stock, cash or other assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above and excluding dividends and distributions paid exclusively in cash and in mergers and consolidations to which the third succeeding paragraph applies), (e) any distribution consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the third succeeding paragraph applies) to all or substantially all holders of Common Stock in an aggregate amount that, combined together with (i) all other such all-cash distributions made within the then preceding 12 months in respect of which no adjustments have been made and (ii) any cash and the fair market value of other consideration paid or payable in respect of any tender or exchange offer by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 15% of the Company's market capitalization (defined as being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date of such distribution, and
(f) the completion of a tender or exchange offer made by the Company or any of its Subsidiaries for Common Stock that involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender or exchange offer by the Company or any of its Subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender or exchange offer in respect of which no adjustments have been made, exceeds 15% of the Company's market capitalization on the expiration of such tender or exchange offer. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Price as last adjusted.

     In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the Conversion Price, the Holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

     The Company, from time to time and to the extent permitted by law, may reduce the Conversion Price by any amount for any period of at least 20 Business Days, in which case the Company shall give at least 15 days notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the Conversion Price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for United States federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

     In case of any reclassification or change of outstanding shares of Common Stock issuable upon conversion of the Notes (other than certain changes in par value) or consolidation or merger of the Company with or into another

Person or any merger of another Person with or into the Company (with certain exceptions), or in case of any sale, transfer or conveyance of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of any Holder of Notes, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, change, consolidation, merger, sale, transfer or conveyance by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto, after giving effect to any adjustment event; provided, that if the kind or amount of securities, cash and other property is not the same for each share of Common Stock held immediately prior to such reclassification, change, consolidation, merger, sale, transfer or conveyance, any Holder who fails to exercise any right of election shall receive per share the kind and amount of securities, cash or other property received per share by a plurality of non-electing shares.

     The Company will cause all registrations to be made with, and will obtain any approvals by, any governmental authority under any Federal or state law of the United States that may be required on the part of the Company in connection with the conversion of the Notes into Common Stock. If at any time during the two-year period following the date of the original issuance of the Notes a registration statement under the Securities Act covering the shares of Common Stock issuable upon conversion of the Notes is not effective or is otherwise unavailable for effecting resales of such shares, shares of Common Stock issued upon conversion of the Notes ("Restricted Shares") may not be sold or otherwise transferred except in accordance with or pursuant to an exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act, and, if a registration statement under the Securities Act is not effective or is otherwise unavailable for effecting resales of such shares at the time of a conversion, the Restricted Shares will bear a legend to that effect. The Transfer Agent for the Common Stock will not be required to accept for registration of transfer any Restricted Shares, except upon presentation of satisfactory evidence that these restrictions on transfer have been complied with, all in accordance with such reasonable regulations as the Company may from time to time agree with the Transfer Agent. Under certain circumstances, the holders of the Restricted Shares will be entitled to liquidated damages during such period. See "--Registration Rights; Liquidated Damages."


SUBORDINATION

     The Notes are general, unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness. The Notes are structurally subordinated in right of payment to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries. At September 30, 1997, the Company had no amounts of Senior Indebtedness outstanding, but the Company's Subsidiaries had approximately $29.7 million of Indebtedness, trade payables and other accrued liabilities outstanding. In addition, at such date and on such pro forma basis, the Company would have had available borrowing capacity of approximately $127 million (subject to customary borrowing conditions) under the Old Credit Facility. The Company has entered into the New Credit Facility, which replaced the Old Credit Facility and provides for borrowings of up to $150 million. Indebtedness under the New Credit Facility will constitute Senior Indebtedness. See "Description of Credit Facilities." The Indenture does not restrict the incurrence of Senior Indebtedness or other Indebtedness by the Company or its Subsidiaries or the ability of the Company to transfer assets or business operations to its Subsidiaries, subject to the provisions described under "--Repurchase of Notes at the Option of the Holder Upon a Change of Control" and "--Limitation on Merger, Sale or Consolidation" below.

     The Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, interest on or liquidated damages with respect to, the Notes, or to acquire any of the Notes (including repurchases of Notes at the option of the Holder) for cash or property (other than Junior Securities), or on account of the redemption provisions of the Notes, (i) upon the maturity of any Senior Indebtedness, by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for), or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (collectively, a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist. The payment of cash, property or securities (other than Junior Securities) upon conversion of a Note will constitute payment on a Note and therefore will be subject to the subordination provisions in the Indenture.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits, or would permit with (a) the passage of time, (b) the giving of notice, (c) the making of any payment of the Notes then required to be made or (d) any combination thereof (collectively, a "Non-Payment Default"), the holders of Senior Indebtedness having a principal amount then outstanding in excess of $10 million (or with respect to which Senior Indebtedness the holders are obligated to lend in excess of $10 million principal amount) or their representative immediately to accelerate its maturity and (ii) written notice of such Non-Payment Default given to the Company and the Trustee by the holders of an aggregate of at least $10 million outstanding principal amount (or commitments to lend up to at least $10 million in principal amount) of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such Non-Payment Default has been cured or waived or otherwise has ceased to exist, no payment (by setoff or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, interest on or liquidated damages with respect to, the Notes, or to acquire or repurchase any of the Notes for cash or property, or on account of the redemption provisions of the Notes, in any such case other than payments made with Junior Securities. Notwithstanding the foregoing, unless (i) the Senior Indebtedness in respect of which such Non-Payment Default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Not more than one Payment Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is or Payment Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period.

     Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders of the Notes are entitled to receive any payment on account of the principal of, premium, if any, interest on and liquidated damages with respect to, the Notes (other than Junior Securities) and
(ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the Holders of the Notes or the Trustee on behalf of the Holders would be entitled (by setoff or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Holders of the Notes or the Trustee on behalf of the Holders or any Paying Agent at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by such Holders or the Trustee or such Paying Agent, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

     No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder of any Notes, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

     The Company conducts certain of its operations through its Subsidiaries. Accordingly, the Company's ability to meet its cash obligations in the future will be dependent upon the ability of its Subsidiaries to make cash distributions to the Company. The ability of its Subsidiaries to make distributions to the Company is and will continue to be restricted by, among other limitations, applicable provisions of the laws of national and state governments and may be restricted by contractual provisions. The Indenture does not limit the ability of the Company's Subsidiaries to incur such contractual restrictions in the future. The right of the Company to participate in the assets of any Subsidiary (and thus the ability of Holders of the Notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that Subsidiary except to the extent that the Company is recognized as a creditor of such Subsidiary, in which case the Company's claims would still be subject to any security interest of other creditors of such Subsidiary. The Notes, therefore, are structurally subordinated to creditors, including trade creditors, of

Subsidiaries of the Company with respect to the assets of the Subsidiaries against which such creditors have a more direct claim.

     As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its Subsidiaries or a marshaling of assets or liabilities of the Company and its Subsidiaries, Holders of Notes may receive ratably less than other creditors.


REDEMPTION AT THE COMPANY'S OPTION

     The Notes are not subject to redemption prior to September 15, 2000 and are redeemable on and after such date at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder, at the following Redemption Prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and liquidated damages, if any, to, but excluding, the Redemption Date:

            YEAR                                        PERCENTAGE
            ----                                        -----------
            2000.....................................     102.57%
            2001.....................................     101.93
            2002.....................................     101.28
            2003.....................................     100.64
            2004.....................................     100.00

     In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

     The Notes do not have the benefit of any sinking fund.

     Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption (the "Redemption Date"), to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. The notice of redemption must state the Redemption Date, the Redemption Price and the amount of accrued interest and liquidated damages, if any, to be paid. Any notice that relates to a Note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in its obligations with respect thereto.


REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

     The Indenture provides that in the event that a Change of Control has occurred, the Company is required to make an irrevocable and unconditional (except as described below) offer (the "Repurchase Offer") to purchase all Notes on the date (the "Repurchase Date") that is no later than 45 Business Days (except as described below) after the occurrence of such Change of Control at a cash price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to (but excluding) the Repurchase Date. A Holder of Notes may accept the Repurchase Offer with respect to all or a portion of its Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof). The Repurchase Offer shall be made within 25 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement except to the extent that a longer period is required by applicable law (the "Repurchase Offer Period"). Upon expiration of the Repurchase Offer Period, the Company shall purchase all Notes tendered in response to the Repurchase Offer. If required by applicable law, the Repurchase Date and the Repurchase Offer Period may be extended as so required; however, if so extended, it shall nevertheless constitute an Event of Default if the Repurchase Date does not occur within 60 Business Days of the Change of Control.

     On or before the Repurchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Repurchase Offer,
(ii) deposit with the Paying Agent cash sufficient to pay the Repurchase Price

(together with accrued and unpaid interest and liquidated damages, if any) of all Notes so tendered and (iii) deliver to the Trustee the Notes so accepted, together with an officers' certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Notes so accepted payment in an amount equal to the Repurchase Price (together with accrued and unpaid interest and liquidated damages, if any), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Repurchase Offer on or as soon as practicable after the Repurchase Date.

     The phrase "all or substantially all" of the assets of the Company, as included in the definition of Change of Control, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

     The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

     The provisions of the Indenture relating to a Change of Control may not afford the Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger, spin-off or similar transaction that may adversely affect Holders, if such transaction does not constitute a Change of Control. Moreover, certain events with respect to the Company which may involve an actual change of control of the Company may not constitute a Change of Control for purposes of the Indenture.

     The Company may not have sufficient financial resources available to fulfill its obligation to repurchase the Notes upon a Change of Control or to repurchase other debt securities of the Company or its Subsidiaries providing similar rights to the holders thereof. Further, the right to require the Company to repurchase Notes as a result of the occurrence of a Change of Control could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Notes. Failure of the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. Any such default would, in turn, cause a default under the New Credit Facility and may cause a default under other Senior Indebtedness. Moreover, the Change of Control may cause an event of default under Senior Indebtedness. As a result, in each case, any repurchase of the Notes could, absent a waiver, be blocked by the subordination provisions of the Notes. See "--Subordination" above.

     Except as described herein, no modification of the Indenture regarding the provisions on repurchase at the option of any Holder of a Note upon a Change of Control that adversely affects a Holder is permissible without the consent of the Holder of the Note so affected. In the event of a Change of Control, if Holders of in excess of two-thirds of the outstanding aggregate principal amount of the Notes so determine at any time following the occurrence of such Change of Control and before the close of business on the Business Day immediately preceding the Repurchase Date, such event shall not be treated as a Change of Control for purposes of the Indenture. In such event, (i) the Company shall not be required to make the Repurchase Offer, (ii) to the extent the Repurchase Offer has already been made, such Repurchase Offer shall be deemed revoked and
(iii) to the extent any Notes have been tendered in response to any such revoked Repurchase Offer, such tender shall be rescinded and the Notes so tendered shall be promptly returned to the Holders thereof. For purposes of any such determination by the Holders of the outstanding Notes, Notes held by the Company or an Affiliate of the Company (including any Person that would become an Affiliate of the Company (or its successor) as a consequence of the event or series of events that otherwise would be treated as a Change of Control for purposes of the Indenture) shall be disregarded.

     To the extent applicable, the Company will comply with the provisions of Rule 13e-4 or any other tender offer rules under the Securities Act, and will file a Schedule 13E-4 or any other schedule required under such rules, in connection with any offer by the Company to repurchase Notes at the option of the Holders upon a Change of Control.


LIMITATION ON MERGER, SALE OR CONSOLIDATION

     The Indenture provides that the Company may not, directly or indirectly, consolidate with or merge with or into, or sell, lease, convey or transfer all or substantially all of its assets (on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons (other than to its wholly owned Subsidiaries), unless (i) either (a) in the case of a merger or consolidation the Company is the surviving entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; and (ii) no Default or Event of Default shall exist immediately before or after giving effect to such transaction.

     Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company will be released from its obligations under the Indenture and the Notes, except as to any obligations that arise from or as a result of such transaction.


REPORTS

     Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee, within 15 days after it is or would have been required to file such with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission and, in each case, together with a management's discussion and analysis of financial condition and results of operations as such would be so required.


EVENTS OF DEFAULT AND REMEDIES

     The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on, or liquidated damages with respect to, the Notes as and when due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal of, or premium, if any on the Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, pursuant to any Repurchase Offer, (iii) the failure of the Company to perform any conversion of Notes required under the Indenture and the continuance of any such failure for 30 days, (iv) the failure by the Company to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (vi) failure of the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of Indebtedness (other than non-recourse obligations) in an amount in excess of $15 million and continuance of such failure for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (vii) default by the Company or any Significant Subsidiary with respect to any Indebtedness (other than non-recourse obligations), which default results in the acceleration of Indebtedness in an amount in excess of $15 million without such Indebtedness having been discharged or such acceleration having been rescinded or annulled for 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding and
(viii) final unsatisfied judgments not covered by insurance aggregating in excess of $20 million, at any one time rendered against the Company or any of its Significant Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default, but the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest of the Holders, except in the case of a Default in the payment of the principal of, premium, if any, or interest on or liquidated damages with respect to, any of the Notes when due or in the payment of any redemption or repurchase obligation.

     The Indenture provides that if an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v) above with respect to the Company), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by

Holders), may declare all principal, premium, if any, accrued interest and liquidated damages, if any, on or with respect to the Notes to be due and payable immediately. If an Event of Default specified in clause (v) above with respect to the Company occurs, all principal, premium, if any, accrued interest and liquidated damages, if any, will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on, and liquidated damages with respect to, the Notes that have become due solely by such acceleration, have been cured or waived.

     Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of, interest on, or liquidated damages with respect to, any Note not yet cured, or a default with respect to any covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no Holder may pursue any remedy under the Indenture, except for a default in the payment of principal, premium, if any, or interest or liquidated damages, if any, on the Notes, unless the Holder gives to the Trustee written notice of a continuing Event of Default, the Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy, such Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense, the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity, and the Trustee shall not have received a contrary direction from the Holders of a majority in principal amount of the outstanding Notes.


AMENDMENTS AND SUPPLEMENTS

     The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the conversion of any Note or the enforcement of any such payment on or after the due date thereof (including, in the case of redemption, on or after the Redemption Date), or reduce the Repurchase Price, or alter the Repurchase Offer (other than as set forth herein) or redemption provisions in a manner adverse to the Holders, or
(ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture or (iii) adversely affect the right of such Holder to convert Notes. A supplemental indenture entered into in compliance with the "Limitation on Merger, Sale or Consolidation" covenant would not require the consent of the Holders of the Notes.


NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

     The Indenture provides that no stockholder, employee, officer, director or partner, as such, past, present or future, of the Company or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his, her or its status as such stockholder, employee, officer, director or partner.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange the Notes in accordance with the Indenture. The Company or Trustee may require a Holder, among other things, to furnish appropriate endorsements, legal opinions and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before the mailing of a Repurchase Offer or notice of redemption.

     The registered holder of a Note may be treated as the owner of it for all purposes.


BOOK ENTRY, DELIVERY AND FORM

     Notes initially held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), were evidenced by one or more global Notes (the "U.S. Global Note"), which were deposited on September 15, 1997, the date of the closing of the sale of the Notes (the "Closing Date"), with, or on behalf of, the Depositary and registered in the name of Cede & Co. ("Cede") as the Depositary's nominee. Notes held by Persons who acquired such Notes in compliance with Regulation S under the Securities Act (a "Non-U.S. Person") were initially evidenced by one or more global Notes (the "Regulation S Global Note"), which were deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede as the Depositary's nominee, for the accounts of the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel"). Beneficial interests in the Regulation S Global Note may only be held through Euroclear or Cedel, and any resale or transfer of such interests to U.S. Persons shall only be permitted as described below. The U.S. Global Note and the Regulation S Global Note are hereinafter collectively referred to as the "Global Note." Except as set forth below, the Global Note may be transferred, in whole or in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

     QIBs may hold their interests in the U.S. Global Note directly through the Depositary if such holders are participants in the Depositary, or indirectly through organizations which are participants in the Depositary (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with the Depositary's rules and will be settled in Federal funds.

     Non-U.S. Persons may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, or indirectly through organizations that are participants in Cedel or Euroclear. Cedel and Euroclear will hold interests in the Regulation S Global Note on behalf of their participants through the Depositary. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Notes that were (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not QIBs or Non-U.S. Persons or to any other persons who are not QIBs or Non-U.S. Persons or (ii) issued as described below were issued in the form of registered definitive securities ("Certificated Notes"). Upon the transfer to a QIB or Non-U.S. Person of Certificated Notes, such Certificated Notes will, unless the Global Note has previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Notes, see "Notice to Investors."

     The Depositary has advised the Company that it is a limited-purpose trust company that was created to hold securities for its Participants and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants (including Euroclear and Cedel). The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not QIBs or Non-U.S. Persons may not hold through the Depositary.

     Pursuant to procedures established by the Depositary, (i) upon deposit of the Global Note, the Depositary credited the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Notes evidenced by the Global Note are shown on, and the transfer of ownership thereof are effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

     So long as the Depositary or its nominee is the registered owner of a Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by a Global Note to pledge such interest to Persons that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

     Payments with respect to the principal of, premium, if any, interest on, and liquidated damages with respect to, any Note represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date are payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including, principal, premium, if any, interest, or liquidated damages with respect thereto), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes are governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

     Holders who desire to convert their Notes into Common Stock pursuant to the terms of the Notes should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such requests.

     If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such Person or Persons (or the nominee of any thereof), and cause the same to be delivered thereto.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).


GOVERNING LAW

     The Indenture and the Notes provide that they are to be governed in accordance with the laws of the State of New York.

THE TRUSTEE

     U.S. Trust Company of Texas, N.A. is the Trustee under the Indenture. A successor Trustee may be appointed in accordance with the terms of the Indenture.

     The Indenture contains certain limitations on the rights of the Trustee, in the event it becomes a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

     In case an Event of Default shall occur (and shall not be cured), the Trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.


CERTAIN DEFINITIONS

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

     "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP.

     "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

     "Change of Control" means (i) an event or series of events as a result of which any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d) of the Exchange Act) (excluding the Company or any wholly owned Subsidiary thereof) is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors, managers or trustees, as applicable, of the Company or any successor entity ("Voting Stock"), (ii) the completion of any consolidation or merger of the Company with or into any other Person, or sale, conveyance, transfer or lease by the Company of all or substantially all of its assets to any Person, or any merger of any other Person into the Company in a single transaction or series of related transactions, and, in the case of any such transaction or series of related transactions, the outstanding Common Stock is changed or exchanged as a result, unless the stockholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction, or (iii) such time as the Continuing Directors do not constitute a majority of the Board of Directors (or, if applicable, a successor corporation to the Company); provided that a Change of Control shall not be deemed to have occurred if either (x) the last sale price of the Common Stock for any five trading days during the 10 trading days immediately preceding the Change of Control is at least equal to 105% of the Conversion Price in effect on such day, or (y) with respect to a merger or consolidation otherwise constituting a Change of Control described in clause (ii) above, at least 90% of the consideration in such transaction or transactions consists of common stock or securities convertible into common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market.

     "Continuing Director" means at any date a member of the Board of Directors
(i) who was a member of such board on the date of initial issuance of the Notes or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

     "Disqualified Capital Stock" means, with respect to the Company, Capital Stock of the Company that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by the Company, in whole or in part, on or prior to the Stated Maturity of the Notes, provided that only the portion of such Capital Stock which is so convertible, exercisable, exchangeable or redeemable or subject to repurchase prior to such Stated Maturity shall be deemed to be Disqualified Capital Stock.

     "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of any such Person, (i) in respect of borrowed money (whether or not the lender has recourse to all or any portion of the assets of such person), (ii) evidenced by credit or loan agreements, bonds, notes, debentures or similar instruments (including, without limitation, notes or similar instruments given in connection with the acquisition of any business, properties or assets of any kind), (iii) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (iv) for the payment of money relating to a Capitalized Lease Obligation or (v) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities of others of the kind described in the preceding clauses (a), (b) or (c) that such Person has guaranteed or that is otherwise its legal liability, or which is secured by a lien on property of such Person, and all obligations to purchase, redeem or acquire any Capital Stock; and (e) any and all deferrals, renewals, extensions, modifications, replacements, restatements, refinancings and refundings (whether direct or indirect) of, or any indebtedness or obligation issued in exchange for, any liability of the kind described in any of the preceding clauses (a), (b), (c) or
(d), or this clause (e), whether or not between or among the same parties.

     "Interest Swap and Hedging Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement or other interest rate hedge agreement, interest rate collar agreement or other similar agreement or arrangement to which such Person is a party or beneficiary.

     "Junior Securities" means any Qualified Capital Stock and any Indebtedness of the Company that is fully subordinated in right of payment to the Notes and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

     "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

     "Senior Indebtedness" means all obligations of the Company to pay the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, any Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior in right of payment to the Notes or is pari passu with, or subordinated to, the Notes; provided that in no event shall Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness representing or with respect to any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services or (c) any liability for taxes owed or owing by the Company or any Subsidiary of the Company.

     "Significant Subsidiary" means any Subsidiary which is a "significant subsidiary" of the Company within the meaning of Rule 1.02(w) of Regulation S-X promulgated by the Commission as in effect as of the date of the Indenture.

     "Stated Maturity" when used with respect to any Note, means September 15, 2004.

     "Subsidiary" with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power normally entitled to vote in the election of directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and owns alone or together with one or more Subsidiaries of such Person a majority of the partnership interests, or (iii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will not take adverse positions on examination. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.


UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, or (iii) an estate or trust that is subject to United States federal income taxation on a net income basis in respect of the Notes or Common Stock. A trust will be a "United States Holder" of a Note only if the trust is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701 (a)
(30) of the Code.

     Payment of Interest

     Interest on a Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.

     Amortizable Bond Premium

     If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity (after reducing such costs by an amount equal to the value of the conversion option), the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. However, because the Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a United States holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the United States Holder makes an election to amortize bond premium, the tax basis of all such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the IRS.
On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

     Market Discount

     Investors acquiring Notes pursuant to this Prospectus should consider that the resale of those Notes may be adversely affected by the market discount provisions of Sections 1276 through 1278 of the Code. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

     Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

     If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "--Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. A United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or the earlier disposition of the Note in a taxable transaction.

     A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations as acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the IRS. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

     Sale, Exchange or Redemption of the Notes

     Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder and increased by any market discount previously included in income by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than 18 months at the time of sale, exchange or redemption. Gains from the sale or exchange of assets held for more than one year, but not more than 18 months, qualify for a tax rate that is less favorable than the long-term rate but more favorable than the rate applicable to ordinary income.

     Conversion of the Notes

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

     Dividends on the Common Stock

     The amount of any distribution by the Company in respect of the Common Stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

     In general, a dividend distribution to a corporate United States Holder will qualify for the 70% dividends received deduction if the Holder owns less than 20% of the voting power and value of the Company's stock (other than any non-voting, non-convertible, non-participating preferred stock). A corporate United States Holder that owns 20% or more of the voting power and value of the Company's stock (other than any nonvoting, non-convertible, non-participating preferred stock) generally will qualify for an 80% dividends received deduction. The dividends received deduction is subject, however, to certain holding period, taxable income and other limitations.

     If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the antidilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of Notes (pursuant to Section 305 of the Code) to the extent of the Company's current or accumulated earnings and profits. Such Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

     Sale of Common Stock

     Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than eighteen months at the time of the sale or exchange. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

     Information Reporting and Backup Withholding Tax

     In general, certain information is required to be reported by the payor to the IRS with respect to payments of principal, premium, if any, and interest on a Note (including the payment of liquidated damages under the Registration Rights Agreement), payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee under reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

     Payment of Interest

     Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the

"portfolio interest exemption" and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and (iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Proposed Treasury Regulations would provide alternative methods for satisfying the certification requirement described in clause (iv) above. The proposed Treasury Regulations also would require, in the case of Notes held by a foreign partnership, that (i) the certification described in clause (iv) above be provided by the partners rather than by the foreign partnership and (h) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The proposed Treasury Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the proposed Treasury Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 to the payor.

     Sale, Exchange or Redemption of the Notes

     A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless
(1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or (3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     Conversion of the Notes

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

     Sale or Exchange of Common Stock

     Subject to the discussion below under "FIRPTA Treatment of Non-United States Holders," a Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holders--Sale, Exchange or Redemption of the Notes" is satisfied.

     FIRPTA Treatment of Non-United States Holders

     Under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"), foreign persons generally are subject to United States federal income tax on capital gain realized on the disposition of any interest (other than solely as a creditor) in a corporation that is a United States real property holding corporation (a "USRPHC"). For this purpose, a foreign person is defined as any holder who is a foreign corporation (other than certain foreign corporations that elect to be treated as domestic corporations), a non-resident alien individual, a non-resident fiduciary of a foreign estate or trust, or a foreign partnership. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation is 50% or more of the aggregate fair market value of certain assets of the corporation.

     The Company does not currently believe that it is a USRPHC. Thus, a foreign person that holds shares of the Common Stock of the Company generally will not be subject to the U.S. federal income tax on a sale or other disposition of the shares of Common Stock. Even if a corporation meets the test for a USRPHC, a foreign person would generally not be subject to tax, or withholding in respect to such tax, on gain from a sale or other disposition of such corporation's stock solely by reason of the corporation's USRPHC status if the stock is regularly traded on an established securities market ("regularly traded") during the calendar year in which such sale or disposition occurs, provided that such holder does not own, actually or constructively, stock with a fair market value in excess of 5 percent of the fair market value of all such stock outstanding at any time during the shorter of the five-year period preceding such disposition or the holder's holding period. The Company believes that the Common Stock will be treated as regularly traded.

     Dividends

     Distributions by the Company with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "United States Holders--Dividends on the Common Stock" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers IRS Form 4224 to the payor.

     Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under Treasury Regulations that are proposed to be effective for distributions after 1997, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. In addition, under the proposed Treasury Regulations, in the case of common stock held by a foreign partnership, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The proposed Treasury Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the proposed Treasury Regulations will be adopted as final regulations.

     Death of a Non-United States Holder

     A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     Information Reporting and Backup Withholding Tax

     United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross foreign income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States or (iii) a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the holder is a United States person. However, under the proposed Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to rules applicable to foreign partnerships under the proposed Treasury Regulations.


THE COMPANY

     Under Section 279 of the Code, interest paid or incurred by a corporation with respect to certain convertible, subordinated indebtedness that is utilized to provide consideration for the acquisition of stock in another corporation (or a substantial portion of the assets of another corporation) is not deductible for federal income tax purposes to the extent interest on such "corporate acquisition indebtedness" as defined in Section 279 exceeds $5 million per year, reduced by the interest paid on certain other indebtedness that does not constitute "corporate acquisition indebtedness" for purposes of Section 279, but is used to fund corporate acquisitions. The Notes may constitute "corporate acquisition indebtedness" for purposes of Section 279 of the Code, which could result in all or a portion of the interest payments under the Notes not being deductible for federal income tax purposes. Although there can be no assurance, the Company does not anticipate that any significant portion of the interest deductions with respect to the Notes will be disallowed pursuant to Section 279.

                              PLAN OF DISTRIBUTION

     The Notes were issued to the Selling Securityholders in connection with an underwritten private placement and are convertible into Common Stock as described in "Description of Notes -- Conversion Rights." The Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Shares under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Shares.

     The Notes and such Shares may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Notes and such Shares in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes and such Shares may be sold directly or through underwriters or broker-dealers. If the Notes or Shares sold through underwriters or broker-dealers, the Selling Securityholders may pay underwriting discounts or brokerage commissions and charges. The methods by which the Notes and such Shares may be sold include (i) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of the American Stock Exchange, (iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) privately negotiated transactions.

     Pursuant to the provisions of the Registration Rights Agreement, the Company will pay the costs and expenses incident to its registration and qualification of the Notes and Shares offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Securityholders and any underwriter or broker-dealer participating in the distribution of the Notes and Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits, discounts, commissions or concessions paid or allowed to any such underwriter or broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Notes and Shares against certain liabilities, including liabilities under the Securities Act.

     In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There can be no assurance that any Selling Securityholder will sell any or all of the Notes or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.


                                 LEGAL MATTERS

     Certain legal matters with respect to the Notes and Shares have been passed upon by Baker & Botts, L.L.P., Dallas, Texas.


                                    EXPERTS

     The consolidated financial statements of Halter Marine Group, Inc. appearing in Halter Marine Group, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Texas Drydock, Inc. and subsidiary as of September 30, 1995 and 1996, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                          ----------------------------

             TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Available Information ........................    1
Incorporation of Documents by Reference.......    2
The Company...................................    3
Risk Factors..................................    4
Ratio of Earnings to Fixed Charges............   10
Use of Proceeds...............................   10
Selling Securityholders.......................   11
Description of Notes..........................   18
Certain United States Federal
    Income Tax Consequences...................   30
Plan of Distribution..........................   36
Legal Matters.................................   36
Experts.......................................   36




                           HALTER MARINE GROUP, INC.



                                 $185,000,000
                     4 1/2% CONVERTIBLE SUBORDINATED NOTES
                                   DUE 2004
                                      AND
                            SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF



                           ---------------------------


                                   PROSPECTUS


                           ---------------------------



                               December 29, 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          All of the expenses in connection with the distribution of the Notes and Shares are set forth below and will be borne by the Registrant.

       Registration Fee...........................................................       $56,061
       American Stock Exchange Listing Fee........................................        17,500
      *Legal Fees and Expenses....................................................        15,000
      *Accounting Fees and Expenses...............................................         9,000
          *Total..................................................................       $97,561
                                                                                         =======

------------

  *Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


          Delaware General Corporation Law

          Section 145 (a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

          Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.
Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

          Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

          Certificate of Incorporation

          The Certificate of Incorporation of the Company provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

          While the Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

          The Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under ERISA) reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Certificate also specifically authorizes the Company to maintain insurance and to grant similar indemnification rights to employees or agents of the Company.

          Bylaws

          The Bylaws of the Company provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Company or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director, officer, employee or agent shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability or loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under ERISA) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of such person's heirs, executors and administrators. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the Certificate, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. The Bylaws also specifically authorize the Company to maintain insurance to protect itself and any director, officer, employee or agent of the Company.

          Indemnification Agreements

          The Company has entered into Indemnification Agreements pursuant to which it will indemnify certain of its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.


ITEM 16.        EXHIBITS

 3.1+ Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (Reg. No. 333-
       6967)).

 3.2+ Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 333-6967)).

 4.1*  Indenture dated September 15, 1997 between the Company and United
       States Trust Company of Texas, N.A., as Trustee for the Company's 4 1/2% Convertible Subordinated Notes due 2004.

 4.2* Registration Rights Agreement dated September 15, 1997, among the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

 4.3+  Form of Certificate representing shares of Common Stock (filed as Exhibit
       4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 333-
       6967)).

 4.4+ Rights Agreement dated September 23, 1996, between the Company and The Bank of New York, as Rights Agent (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 (Reg. No. 333-39379)).

 5.1*  Opinion of Baker & Botts, L.L.P.

12.1   Statement regarding Computation of Ratios.

23.1   Consent of Ernst & Young LLP.

23.2   Consent of KPMG Peat Marwick LLP.

24.1* Power of Attorney (included on signature pages to the Registration Statement).

25.1* Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of Texas, N.A.

99.1* Purchase Agreement dated September 9, 1997, among the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

--------------------

*  Previously filed.
+  Incorporated herein by reference to the indicated filing.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gulfport, State of Mississippi, on the 29th day of December, 1997.


                                    HALTER MARINE GROUP, INC.



                                    By: /S/ Rick S. Rees
                                       -----------------------------
                                            Rick S. Rees
                                            Executive Vice President



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                   CAPACITY                                 DATE
---------                   --------                                 ----

          *
---------------------      Chairman, President and             December 29, 1997
John Dane III              Chief Executive Officer
                           and Director (Principal
                           Executive Officer)

          *
---------------------      Senior Vice President               December 29, 1997
Keith L. Voigts            (Principal Accounting Officer)

 /s/ Rick S. Rees
---------------------      Executive Vice President,           December 29, 1997
Rick S. Rees               Chief Financial Officer
                           and Director (Principal
                           Financial Officer)
          *
---------------------      Director                            December 29, 1997
Kenneth W. Lewis
          *
---------------------      Director                            December 29, 1997
Daniel J. Mortimer

---------------------      Director
Angus R. Cooper, II

---------------------      Director
Burt H. Keenan

---------------------      Director
Barry J. Galt


*By:  /s/ Rick S. Rees
     ----------------------------
     Rick S. Rees
     Attorney-in-Fact

                                 EXHIBIT INDEX


 3.1+    Amended and Restated Certificate of Incorporation (filed as Exhibit
         3.1 to the Company's Registration Statement on Form S-1 (Reg. No. 333-
         6967)).

 3.2+ Amended and Restated Bylaws (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Reg. No. 333-6967)).

 4.1* Indenture dated September 15, 1997 between the Company and United States Trust Company of Texas, N.A., as Trustee for the Company's 4 1/2% Convertible Subordinated Notes due 2004.

 4.2* Registration Rights Agreement dated September 15, 1997, among the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

 4.3+    Form of Certificate representing shares of Common Stock (filed as
         Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Reg. No. 333-6967)).

 4.4+ Rights Agreement dated September 23, 1996, between the Company and The Bank of New York, as Rights Agent (filed as Exhibit 4.4 to the Company's Registration Statement on Form S-3 (Reg. No. 333-39379)).


 5.1*    Opinion of Baker & Botts, L.L.P.

12.1     Statement regarding Computation of Ratios.

23.1     Consent of Ernst & Young LLP.

23.2     Consent of KPMG Peat Marwick LLP.

24.1* Power of Attorney (included on signature pages to the Registration Statement).

25.1* Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of Texas, N.A.

99.1* Purchase Agreement dated September 9, 1997, among the Company and Donaldson, Lufkin & Jenrette Securities Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

--------------------

*  Previously filed.
+  Incorporated herein by reference to the indicated filing.